Exhibit 10.10

FORM OF PERFORMANCE RESTRICTED STOCK UNITS AGREEMENT

Dear [Participant Name]:

Pursuant to the 2023 Employee Stock Plan (the “Plan”), you have been selected by the Compensation Committee of the Board of Directors (as more fully described in Section 12, the “Committee”) of Madison Square Garden Entertainment Corp. (formerly known as MSGE Spinco, Inc.) (the “Company”), effective as of [Date] (the “Grant Date”) to receive a performance restricted stock unit award (the “Award”). The Award is granted subject to the terms and conditions set forth below and in the Plan.

Capitalized terms used but not defined in this agreement (this “Agreement”) have the meanings given to them in the Plan. The Award is subject to the terms and conditions set forth below:

1.    Awards. In accordance with the terms of this Agreement, the target amount of your contingent Award is [#RSUs] restricted stock units (the “Target Award”), which number of units may be increased or decreased to the extent the performance criteria (the “Objectives”) set forth in Appendix 2 attached hereto have been attained in respect of the period from July 1, [year] through June 30, [year] (the “Performance Period”). Each unit shall represent an unfunded, unsecured promise by the Company to deliver to you one share of the Company’s Class A Common Stock, par value $.01 per share (“Share”) on the Delivery Date. The Award, calculated in accordance with Appendix 2 attached hereto, will vest upon the later of (i) September 15, [year] and (ii) the date on which the Committee (as defined in Section 12 below) determines the Company’s performance against the Objectives (the “Vesting Date”); provided that you have remained in the continuous employ of the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group (each as defined below) from the Effective Date through the Vesting Date. In accordance with Section 10(b) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of your Award, the Company may deliver a cash amount equal to the number of such Shares multiplied by the Fair Market Value of a Share on the date when Shares would otherwise have been issued, as determined by the Committee.

2.    Vesting. Subject to Sections 3 and 4, you will automatically forfeit all of your rights and interest in the Award if you do not remain continuously employed with the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group (each as defined below) from the Grant Date through the Vesting Date, regardless of whether the Objectives are attained.

For purposes of this Agreement, the “MSG Entertainment Group” means the Company and any of its Subsidiaries. The “MSG Sphere Group” means MSG Sphere Corp. (formerly known as Madison Square Garden Entertainment Corp.) (“MSG Sphere”) and any of its Subsidiaries. The “MSG Sports Group” means Madison Square Garden Sports Corp. (“MSG Sports”) and any of its Subsidiaries.

For purposes of this Agreement, if you are employed by the MSG Entertainment Group, your “Employer” means the Company; if you are employed by the MSG Sphere Group, your “Employer” means MSG Sphere; if you are employed by the MSG Sports Group, your

“Employer” means MSG Sports; if you are employed by both the MSG Entertainment Group and the MSG Sphere Group, your “Employer” means MSG Entertainment; if you are employed by both the MSG Entertainment Group and the MSG Sports Group, your “Employer” means MSG Entertainment; and if you are employed by each of the MSG Entertainment Group, the MSG Sphere Group and the MSG Sports Group, your “Employer” means MSG Entertainment.

3.    Vesting in the Event of Death [or][,] Disability[, or Retirement].1

(A)    If your employment is terminated as a result of your death on or prior to the Vesting Date, then the Target Award will vest as of the termination date. If, after June 30, [year] but prior to the Vesting Date, your employment is terminated as a result of your death, then your estate will receive the Award, if any, to which you would have been entitled on the Vesting Date had your employment not been so terminated.

(B)    If your employment is terminated while you are Disabled, and Cause does not then exist, the Award will remain subject to vesting on the Vesting Date in accordance with Section 1.

(C)    [If your employment is terminated on or after the date that you achieve Retirement Eligibility, and Cause does not then exist, and you enter into your Employer’s then-current form of separation agreement (which shall include, without limitation, a covenant not to compete), the Award will remain subject to vesting on the Vesting Date in accordance with Section 1.]2

(D)    For purposes of this Agreement:

(i)

“Disabled” means that you received short term disability income replacement payments for six (6) months, and thereafter (A) have been determined to be disabled in accordance with your Employer’s long term disability plan in which employees of your Employer are generally able to participate, if one is in effect at such time or (B) to the extent no such long term disability plan exists, have been determined to have a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by the department or vendor directed by your Employer to determine eligibility for unpaid medical leave.

(ii)

“Cause” means, as determined by the compensation committee of your Employer, in its sole discretion, your (A) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against your

[1]	To be included on a case-by-case basis as determined by the Compensation Committee in its sole discretion.
[2]	See footnote 1.

Employer or (B) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

(iii)

[“Retirement Eligibility” means that you are either (A) at least fifty-five (55) years old with at least ten (10) years of continuous service with the MSG Entertainment Group, the MSG Sphere Group and/or the MSG Sports Group or (B) at least sixty (60) years old with at least five (5) years of continuous service with the MSG Entertainment Group, the MSG Sphere Group and/or the MSG Sports Group.][3]

4.    Change of Control/Going-Private Transaction. As set forth in Appendix 1 attached hereto, your entitlement to the Award may be affected in the event of a MSG Entertainment Change of Control, a MSG Sphere Change of Control, a MSG Sports Change of Control or a going-private transaction with respect to the Company, MSG Sphere or MSG Sports (each as defined in Appendix 1 attached hereto).

5.    Transfer Restrictions. You may not transfer, assign, pledge or otherwise encumber the units, other than to the extent provided in the Plan.

6.    Unfunded Obligation. The Plan will at all times be unfunded and, except as set forth in Appendix 1 attached hereto, no provision will at any time be required to be made with respect to segregating any assets of the Company or any of its Subsidiaries for payment of any benefits under the Plan, including, without limitation, those covered by this Agreement. Your right or that of your estate to receive delivery or payment under this Agreement shall be an unsecured claim against the general assets of the Company, including any rabbi trust established pursuant to Appendix 1. Neither you nor your estate shall have any rights in or against any specific assets of the Company other than the assets held by the rabbi trust established pursuant to Appendix 1.

7.    Right to Vote and Receive Dividends. You shall not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, any units unless and until the Company shall have issued and delivered Shares to you and your name shall have been entered as a stockholder of record on the books of the Company. Pursuant to Section 10(c) of the Plan, all ordinary (as determined by the Committee in its sole discretion) cash dividends that would have been paid upon any Shares underlying your units had such Shares been issued will be retained by the Company for your account until your units vest and such dividends will be paid to you (without interest) on the Delivery Date to the extent that your units vest.

8.    Tax Representations and Tax Withholding. You hereby acknowledge that you have reviewed with your own tax advisors the federal, state and local tax consequences of receiving the units. You hereby represent to the MSG Entertainment Group, the MSG Sphere Group and the MSG Sports Group that you are relying solely on such advisors and not on any

[3]	See footnote 1.

statements or representations of the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group, any of their respective Affiliates or any of their respective agents. If, in connection with the units, your Employer is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 16 of the Plan. If your Units vest prior to payment in accordance with Section 3(B)[ or (C)]4, then you agree to cooperate with your Employer to satisfy any tax withholding obligations, in such manner as determined by the Committee in its sole discretion.

9.    Section 409A. It is the intent that payments under this Agreement shall comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and that the Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement or any employment agreement you have entered into with your Employer, to the extent that any payment or benefit under this Agreement is determined by your Employer to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by your Employer), such payment or benefit shall not be made or provided before the date that is six (6) months after the date of your separation from service (or your earlier death). Each payment under this Agreement shall be treated as a separate payment under Section 409A.

10.    Delivery. Subject to Sections 8, 11 and 14 and Appendix 1 and except as otherwise provided in this Agreement, the Shares will be delivered in respect of vested units (if any) on the first to occur of the following events: (i) to you on or promptly after the Vesting Date (but in no case more than fifteen (15) days after such date) and (ii) in the event of your death to your estate after your death and during the calendar year in which your death occurs (or such later date as may be permitted under Section 409A) (the “Delivery Date”). Unless otherwise determined by the Committee, delivery of the Shares at the Delivery Date will be by book-entry credit to an account in your name that the Company has established at a custody agent (the “custodian”). The Company’s transfer agent, EQ Shareowner Services, shall act as the custodian of the Shares; however, the Company may in its sole discretion appoint another custodian to replace EQ Shareowner Services. On the Delivery Date, if you have complied with your obligations under this Agreement and provided that your tax obligations with respect to the vested units are appropriately satisfied, we will instruct the custodian to electronically transfer your Shares to a brokerage or other account on your behalf (or make such other arrangements for the delivery of the Shares to you as we reasonably determine).

11.    Right of Offset. You hereby agree that the Company shall have the right to offset against its obligation to deliver shares of Class A Common Stock, cash or other property under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or any of its Subsidiaries.

[4]	See footnote 1.

12.    The Committee. For purposes of this Agreement, the term “Committee” means the Compensation Committee of the Board of Directors of the Company or any replacement committee established under, and as more fully defined in, the Plan.

13.    Committee Discretion. The Committee has full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.

14.    Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Agreement, except that the Committee shall not make any amendment or revision in a manner unfavorable to you (other than if immaterial), without your consent. No consent shall be required for amendments made pursuant to Section 12 of the Plan, except that, for purposes of Section 19 of the Plan, Section 4 and Appendix 1 of this Agreement are deemed to be “terms of an Award Agreement expressly refer[ring] to an Adjustment Event.” Any amendment of this Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

15.    Units Subject to the Plan. The units covered by this Agreement are subject to the Plan.

16.    Subsidiaries. For purposes of this Agreement, “Subsidiaries” means any entities that are controlled, directly or indirectly, by the Company, MSG Sphere or MSG Sports, as applicable, or in which the Company, MSG Sphere or MSG Sports, as applicable, owns, directly or indirectly, more than 50% of the equity interests.

17.    Entire Agreement. Except for any employment agreement between you and the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group in effect as of the date of the grant hereof (as such employment agreement may be modified, renewed or replaced), this Agreement and the Plan constitute the entire understanding and agreement of you and the Company with respect to the units covered hereby and supersede all prior understandings and agreements. Except as provided in Sections 9 and 16, in the event of a conflict among the documents with respect to the terms and conditions of the units covered hereby, the documents will be accorded the following order of authority: the terms and conditions of the Plan will have highest authority followed by the terms and conditions of your employment agreement, if any, followed by the terms and conditions of this Agreement.

18.    Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.

19.    Governing Law. This Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of New York without regard to conflict of law principles.

20.    Jurisdiction and Venue. You irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States located in the Southern District of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You agree that the mailing of process or other papers in connection with any action or proceeding in any manner permitted by law shall be valid and sufficient service.

21.    Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same term or condition, or of any similar or any dissimilar term or condition, whether at the same time or at any prior or subsequent time.

22.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

23.    Exclusion from Compensation Calculation. By acceptance of this Agreement, you shall be deemed to be in agreement that the units covered hereby shall be considered special incentive compensation and will be exempt from inclusion as “wages” or “salary” in pension, retirement, life insurance and other employee benefits arrangements of the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group, except as determined otherwise by the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group. In addition, each of your beneficiaries shall be deemed to be in agreement that all such shares be exempt from inclusion in “wages” or “salary” for purposes of calculating benefits of any life insurance coverage sponsored by the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group.

24.    No Right to Continued Employment. Nothing contained in this Agreement or the Plan shall be construed to confer on you any right to continue in the employ of the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group, or derogate from the right of the MSG Entertainment Group, the MSG Sphere Group or the MSG Sports Group, as applicable, to retire, request the resignation of, or discharge you, at any time, with or without cause.

25.    Headings. The headings in this Agreement are for purposes of convenience only and are not intended to define or limit the construction of the terms and conditions of this Agreement.

26.    Effective Date. Upon execution by you, this Agreement shall be effective from and as of the Grant Date.

27.    Signatures. Execution of this Agreement by the Company may be in the form of an electronic, manual or similar signature (including, without limitation, an electronic acknowledgement of acceptance), and such signature shall be treated as an original signature for all purposes.

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MADISON SQUARE GARDEN ENTERTAINMENT CORP.

By:
Name:
Title:

By your electronic acknowledgement of acceptance, you (i) acknowledge that a complete copy of the Plan and an executed original of this Agreement have been made available to you and (ii) agree to all of the terms and conditions set forth in the Plan and this Agreement.